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                       SUPPLEMENT TO DISTRIBUTION CONTRACT

                               Fixed Income SHares
                           1345 Avenue of the Americas
                            New York, New York 10105

                                  April 2, 2004

PIMCO Advisors Distributors LLC
2187 Atlantic Street
Stamford, Connecticut 06902

         Re: FISH: Series R

Ladies and Gentlemen:

         This will confirm the agreement between the undersigned (the "Trust") and PIMCO Advisors Distributors LLC (formerly known as PIMCO Funds Distributors
LLC) (the "Distributor") as follows:

         1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. FISH: Series R (the "New Fund") is a separate investment portfolio of the Trust.

         2. The Trust and the Distributor have entered into a Distribution Contract (the "Contract") dated March 15, 2000, pursuant to which the Distributor has agreed to be the distributor of shares of beneficial interest in the Trust.

         3. In accordance with paragraph 1 of the Contract, the Trust and the Distributor hereby designate the New Fund as an additional investment portfolio to which the Contract pertains and adopt the Contract with respect to the New Fund, the terms and conditions of the Contract being hereby incorporated herein by reference.

         4. This Supplement and the Contract shall become effective with respect to the New Fund on the date hereof and shall remain in full force and effect continuously as to the New Fund (unless terminated automatically as set forth in Section 16 of the Contract) until terminated:

         (a) Either by the New Fund or the Distributor by not more than sixty
(60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

         (b) Automatically as to the New Fund at the close of business one year from the date hereof, or upon the expiration of one year from the effective date of the last continuance of the Contract, whichever is later, if the continuance of the Contract is not specifically approved at least annually by the Trustees of the Trust or the shareholders of the New Fund by the

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affirmative vote of a majority of the outstanding shares of the New Fund, and by a majority of the Trustees of the Trust who are not "interested persons" of the Trust (as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) and who have no direct or indirect financial interest in the Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

         Action by the New Fund under (a) above may be taken either (i) by vote of the Trustees of the Trust, or (ii) by the affirmative vote of a majority of the outstanding shares of the New Fund. The requirement under (b) above that the continuance of this Contract be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

         Termination of this Supplement and the Contract pursuant to this section shall be without the payment of any penalty.

         If the Contract is terminated or not renewed with respect to the New Fund or any other investment portfolio, it may continue in effect with respect to any investment portfolio or class thereof as to which it has not been terminated (or has been renewed).






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        If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                              Very truly yours,

                                              Fixed Income SHares



                                               By: /s/ Lawrence G. Altadonna
                                                  ------------------------------
                                               Title: Treasurer


ACCEPTED:

PIMCO Advisors Distributors LLC



By: /s/ Frank C. Poli
   ---------------------------
Title: Vice President



                                     Notice
                                     ------

         The Trust's Agreement and Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. This Supplement is executed on behalf of the New Fund by an officer of the Trust as an officer and not individually, and the obligations imposed upon the Trust by this Supplement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the New Fund.








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